SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549



                            FORM 8-K


                     Current Report Pursuant
                  to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of report (Date of earliest event reported)   December 27, 1996

           __________________________________________


                            XCL LTD.
     (Exact Name of Registrant as Specified in Its Charter)


                            Delaware
         (State or other Jurisdiction of Incorporation)


     1-10669                                   51-0305643
(Commission File Number)                   (I.R.S. Employer
                                          Identification Number)


                      110 Rue Jean Lafitte
                   Lafayette, Louisiana 70508
            (Address of Principal Executive Offices)


                          318-237-0325
      (Registrant's Telephone Number, Including Area Code)



Item 9.     Sales of Equity Securities Pursuant to Regulation S.

      As set forth below, the Company sold in a series of private placements in compliance with Regulation S under the Securities Act of 1933, as amended ("Securites Act"), an aggregate of 4,168,000 shares of Common Stock through the exercise of warrants previously granted to Janz Financial Corp. Ltd., now known as Providence Capital Ltd., or a designee thereof, who certified that it was not a U.S. person as defined in Regulation S. These warrants were initially issued on March 8, 1996, and August 14, 1996, in connection with a series of Unit offerings conducted through Rauscher Pierce & Clark, Inc., and its wholly-owned subsidiary, Rauscher Pierce & Clark Ltd., as the Placement Agent, in compliance with Regulation S of the Securities Act. By agreement dated November 19, 1996, the Company agreed to reduce the exercise prices of such warrants provided the warrants were immediately exercised. Pursuant to such agreement the initital warrant exercise prices of $0.35 and $0.25 per share were reduced to $0.125 per share.

Exercise Date          Warrants Exercised      Shares Issued    Net Consideration
-------------          ------------------      -------------    -----------------
December 27, 1996              664,000              644,000           $  83,000
December 31, 1996              664,000              644,000           $  83,000
December 31, 1996              800,000              800,000           $ 100,000
January  8, 1997               530,000              530,000           $  66,250
January  9, 1997             1,510,000            1,510,000           $ 188,750

In all instances the warrants were exercised outside the U.S. by persons or entities who certified that they were non-U.S. persons as defined in Regulation S and the shares were all delivered against payment outside the U.S. in accordance with such Regulation.


                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        XCL LTD.

     January 9, 1997                      /s/ David A. Melman
_________________________           By:_______________________________
             Date                              David A. Melman
                                          Executive Vice President